Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), is made and entered into as of this 1st day of October, 2012, by and between U.S. SILICA COMPANY, a Delaware corporation (the “Company” or “USS”), and WILLIAM A. WHITE (“Consultant”).

RECITALS

WHEREAS, the Company desires to secure the Consultant’s continuous services notwithstanding his voluntary resignation from employment with the Company, and the Consultant desires to provide such services to the Company; and

WHEREAS, the Consultant has and will obtain certain confidential information of the Company and the Consultant acknowledges and understands that, during the course of the performance of his services pursuant to this Agreement, the Consultant will become familiar with certain confidential information of the Company which is exceptionally valuable to the Company and vital to the success of the Company’s business; and

WHEREAS, the Company and the Consultant desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Company.

NOWTHEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

TERMS

PART ONE

NATURE AND TERM OF SERVICES

1.01	Services. The Company hereby agrees to engage the Consultant to perform, and the Consultant hereby agrees to perform, such consulting services relating to the Company’s finances and financial reporting and other related services, as requested by Senior Management of the Company (the “Consultant’s Services”). Services may also relate to Consultant’s past work with the Company. Consultant agrees to use his best efforts in providing the Consultant’s Services to the Company and in fulfilling his duties and obligations pursuant to the terms of this Agreement.

1.02	Non-Compete. The Consultant agrees that he will not during the term hereof (as that term is hereinafter defined) contact (except for purposes of social contacts or employment references), perform work for, or perform services for, directly or indirectly, any competing silica producer or processor.

1.03	Days Worked. There shall be no minimum requirement for days worked by the Consultant during the Term.

1.04	Term. The term of the Agreement (the “Term”) shall begin on January 1, 2013, and shall continue through December 31, 2013. The term of this Agreement may be extended for additional annual terms by mutual written agreement of the parties.

1.05	Status as Independent Contractor. Nothing contained in this Agreement shall be construed as creating a relationship between Company and Consultant other than that of independent contractor. Consultant shall not be deemed an agent of the Company or of any other company affiliated with the Company, and Consultant shall have no right, power or authority to act in any way in the name of the Company or its affiliated companies.

PART TWO

COMPENSATION

2.01	Fees. During the Term of this Agreement, the Company shall pay to the Consultant at the rate of $1,500.00 per day. However, in consideration of those further covenants made by Consultant in this Agreement, the Company agrees to pay to Consultant a minimum of $15,000.00 per calendar quarter in fees notwithstanding the failure of the Company to utilize Consultant’s services to such extent in such calendar quarter. All fees paid to Consultant pursuant to this Agreement are in addition to the Company’s obligation to pay Consultant under his Employment Agreement or any other obligation of the Company. Consultant is aware that from all fees paid herein Consultant will be obligated to pay any and all federal and state taxes, including but not limited to the employer’s share of FICA taxes.

2.02	Benefits. The Consultant and the Company acknowledge and agree that as the Consultant is an independent contractor, the Company shall not, and shall have no obligation to, by reason of this Agreement, provide the Consultant with any benefits (including, but not limited to, any health, disability, deferred compensation, severance, insurance, profit sharing, or pension benefits) pursuant to this Agreement; however, this provision shall have no effect on Company benefits otherwise due to the Consultant as a retiree of the Company or benefits, incentives or other compensation provided or due to the Consultant by the Company or its affiliates.

2.03

Expenses. During the Term of this Agreement, the Consultant shall be reimbursed by the Company for all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, or any other similar expenses incurred by the Consultant in performing the Consultant’s Services for the Company (including mileage reimbursement at the established IRS rate in the event Consultant is required to use his personal vehicle on Company business), to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for deductibility by the Company for federal income tax purposes and which are substantiated and documented by the Consultant as required by the Code and in accordance with policies established by the Company from time to time (i. e., Consultant must file with the Company a standard expense report using an Excel form approved by the Company). It is understood and agreed that the Company will reimburse the Consultant for mileage to/from his residence to the Frederick office, in the even that he is asked to work at the Frederick office.

2.04	Payment of Fees and Expenses. Consultant agrees to furnish Company a monthly statement for any month in which Consultant has worked for Company, such statement to itemize the days worked, together with a monthly expense statement. Such statement shall be sent by e-mail to James I. Manion, General Counsel, manion@ussilica.com., or such other person as the Company may designate. Company agrees to pay such statement within ten business days after receipt. Consultant further agrees to sign and deliver to Company upon request an IRS Form W-9 if needed, and Consultant certifies he is not subject to “backup withholding”.

PART THREE

CONFIDENTIAL INFORMATION AND COMPETITION

3.01	Definition of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean, but shall not be limited to information which is proprietary Company information which is not generally known to the public through legitimate origins, and which includes, but is not limited to, non-public financial information, income statements, balance sheets, cash flow statements, financial projections and models, information regarding Company customers and Company products, policies, procedures or manuals of the Company, and information concerning the operations of the Company. The Company and the Consultant acknowledge and agree that the foregoing Confidential Information is extremely valuable to the Company and shall be deemed to be a “Trade Secret”. For the purposes of this Section 3.01, such information is “not generally known to the public through legitimate origins” if it is not generally known to third parties who can obtain economic value from its disclosure and use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Consultant), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Consultant shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

3.02	Non-Disclosure of Confidential Information. The Consultant will not prior to, during, or after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Consultant’s personal benefit or for the benefit, any Confidential Information.

3.03	Delivery Upon Termination. Upon termination of this Agreement for any reason, the Consultant will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, or any other documents which contain Confidential Information as defined above in Section 3.01(collectively, the “Documents”).

3.04	Equitable Remedies. The Consultant agrees and acknowledges disclosure of Confidential Information in breach of this Agreement will result in immediate and irreparable harm to the business and goodwill of the Company and that monetary damages and remedies at law for such breach would be inadequate. The Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper, and the Consultant shall, in addition, pay to the Company the Company’s costs and expenses in enforcing such terms (including court costs and reasonable attorneys’ fees).

3.05	Continuing Obligation. The obligations, duties and liabilities of the Consultant pursuant to this Part Three of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, for two years after the termination of this Agreement.

PART FOUR

INSURANCE

4.01	Insurance. The Consultant shall not be required to obtain professional liability insurance to insure the performance of his duties under this Agreement. In the event that the Company subsequently decides to require the Consultant to obtain such professional liability insurance, the Company shall reimburse the Consultant in full for the cost of the premium.

PART FIVE

MISCELLANEOUS

5.01	Assignment. Except as provided in this Section 5.01, the Consultant and the Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement and the rights of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Company and any successor to or assignee of all or substantially all of the business and property of the Company. In addition, the Company may assign its rights hereunder to a direct or indirect subsidiary, affiliated company, or division of the Company without the consent of the Consultant.

5.02	Entire Agreement. This Agreement contains the entire agreement between the parties concerning this Consulting Agreement and shall not be modified except in writing by the parties hereto. As previously stated, this Consulting Agreement shall have no effect on Executive’s Employment Agreement dated December 21, 2011 with the Company.

5.03	Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

5.04	Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, or by certified mail through the U. S. Post Office with return receipt requested, to the addresses shown below, such notices when given by overnight delivery service to be deemed effective on next business day after sending.

5.05	Waiver. The waiver by the Company or the Consultant of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

5.06	Use of Company Vehicles. Any use of Company vehicles by Consultant shall be in accordance with the Company’s Vehicle Safety & Usage Policy dated 8/15/2005, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

U. S. SILICA COMPANY

By:	/s/ Bryan A. Shinn
Bryan A. Shinn
President & C. E. O.
8490 Progress Drive, Suite 300
Frederick, MD 21701

CONSULTANT:

/s/ William A. White
WILLIAM A. WHITE

[home address]

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